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                                                                   Exhibit 99.1


Media Contact:    Gary Rhodes, Kroger (513) 762-1304
Investor Contact: Kathy Kelly, Kroger (513) 762-4969 or (212) 687-8080

             KROGER ANNOUNCES STRONG PRELIMINARY RESULTS FOR FOURTH
           QUARTER AND RESTATEMENT OF PRIOR EARNINGS BY MINOR AMOUNTS
            BOARD OF DIRECTORS ALSO APPROVES $1 BILLION STOCK BUYBACK

         CINCINNATI, OH, March 5, 2001 -- The Kroger Co. (NYSE: KR) today announced preliminary financial results for the fourth quarter ended February 3, 2001. The Company expects to report earnings per diluted share of $0.48 for the period excluding one-time items, an increase of 30% from restated earnings of $0.37 per diluted share for the fourth quarter of fiscal 1999.

         Total sales in the fourth quarter of fiscal 2000 increased 12.9% to $12.7 billion. After adjusting for an extra week in the fourth quarter of fiscal 2000, food store sales increased 5.1% and total sales rose 4.7% over the fourth quarter of fiscal 1999.

         Without the effect of the extra week in the quarter, identical food store sales grew 1.5%, while comparable food store sales, which include relocations and expansions, rose 1.9%. (Identical and comparable sales include stores that changed names during the past year.)

         The Company also announced it will restate earnings by minor amounts for fiscal 1998, fiscal 1999 and the first two quarters of fiscal 2000. The restatement resulted from certain accounting practices at Ralphs Grocery Company that had been concealed from auditors and Kroger senior management. The intentional



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nature of the accounting activities requires earnings to be restated in conformity with generally accepted accounting principles.

         The estimated effect of the restatement, before one-time items and extraordinary charges, is an increase of two cents in earnings per share in fiscal 1998; a decrease of two cents per share in 1999; and a decrease of 1 cent per share in both the first and second quarters of 2000. Previously reported sales are not affected.

         Kroger also said its Board of Directors has authorized the repurchase of an incremental $1 billion of the Company's common stock over the next two years. The new repurchase program is in addition to the $750 million stock buyback that was announced last April. At the end of fiscal 2000, approximately $209 million remained under that authorization. At current prices, the Company expects to utilize at least $500 million to repurchase stock in 2001. Through the end of fiscal 2000, Kroger had repurchased approximately 25.7 million shares of Kroger stock at an aggregate cost of $541 million, or an average price of $21.10 per share.

         "The new share repurchase program reflects our confidence in the Company and our belief that, at current prices, Kroger shares are undervalued and represent an attractive investment opportunity," said Joseph A. Pichler, Kroger chairman and chief executive officer.

         For fiscal 2000, Kroger said earnings per diluted share are expected to be $1.34, before extraordinary and one-time items, an increase of 21% from restated earnings of $1.11 per diluted share for fiscal 1999. On the same basis, after adjusting for the 53rd week in fiscal 2000, earnings are expected to be $1.31 per diluted share, an increase of 18%. Total sales increased 8.0% to $49.0 billion. After adjusting for the 53rd week in fiscal 2000, total sales increased 6.0% from the prior year. Kroger will report final fourth quarter and fiscal 2000 results on March 15, 2001.

         Net total debt at the end of fiscal 2000 was $8.27 billion, a decline of $476 million from the end of fiscal 1999 as a result of strong free cash flow from operations.

         "We are very pleased by the strength of Kroger's core supermarket business, which enabled us to achieve our fourth-quarter expectations despite




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softness in sales and margins for cyclical non-food merchandise at Fred Meyer
Stores and jewelry in the fourth quarter," Mr. Pichler said. "Our operators did an outstanding job of generating strong identical and comparable store sales growth over the year-ago period, which included the positive effects of Y2K."

          Looking ahead, he said Kroger remains comfortable with achieving annual earnings per share growth of 16-18% through fiscal 2002, after adjusting for the 53rd week in fiscal 2000.

         "Most of the merger integration has been completed and we expect to achieve our goal of $380 million in synergy savings by the end of fiscal 2001, a full year ahead of schedule. We have identified 12 additional initiatives that will drive sales and reduce OG&A expenses. Kroger is committed to reducing working capital and achieving a superior return on assets as we have done in the past."

         In summarizing the events that led to the restatement, Mr. Pichler said, "We were notified last September of the possibility that there had been improper accounting practices at Ralphs that had been concealed from auditors and Kroger senior management. This information was received just before the start of a regularly scheduled internal audit."

         Kroger then informed the chairperson of the Board of Directors' Audit Committee and initiated the internal audit at Ralphs. The results of that audit prompted Kroger to retain outside legal counsel, Arnold & Porter, which engaged the accounting firm of KPMG to assist them in a review of the situation. Arnold & Porter reported its findings to Kroger's Audit Committee and Board of Directors late last week.

         The practices involved numerous accounting entries that were made to manage Ralphs' earnings. At the end of each quarter, balances for multiple accounts were adjusted to levels that fell below expected audit thresholds. The financial executives who directed these practices are no longer with the Company.

         Kroger believes the improper accounting practices began more than a year before Ralphs was acquired by Fred Meyer, Inc. in 1998.

         The accounting issue at Ralphs did not have a quantitatively material effect on Kroger earnings in any period. In conformity with generally accepted accounting principles, Kroger will restate earnings, as outlined in the attached



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table. In addition, the Company has appointed a new chief financial officer at
Ralphs and is taking other appropriate actions.

         Restated financial statements will be included in an amended Form 10-K and amended Forms 10-Q to be filed with the Securities and Exchange Commission. The restated financial statements will also show the effect of restating Ralphs' balance sheet at the time of its acquisition by Fred Meyer, Inc., to account for these issues. "While the events at Ralphs are disappointing, the improper accounting will have no effect on Kroger's expected growth rate or cash flow," Mr. Pichler said.

         Mr. Pichler continued, "I want to emphasize that Ralphs' business is sound. Sales and EBITDA at Ralphs increased at rates in excess of the Company average during 2000, and we expect a similar performance in 2001. Indeed, our total business is strong and we continue to have high expectations for the future."

         Headquartered in Cincinnati, Ohio, Kroger is one of the nation's largest retail grocery chains. At the end of the fourth quarter, the Company operated 2,354 supermarkets and multi-department stores in 31 states under nearly two dozen banners, including Kroger, Fred Meyer, Ralphs, Smith's, King Soopers, Dillon, Fry's, City Market, Food 4 Less and Quality Food Centers. Kroger also operates 789 convenience stores, 398 fine jewelry stores, 77 supermarket fuel centers and 42 food processing plants.

                                      # # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. We assume no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to, material adverse changes in the business or financial condition of Kroger and other factors affecting the businesses of the Company which are described in filings with the Securities and Exchange Commission.

Note: Kroger will host a conference call with investors to be broadcast live via the Internet at 8:30 a.m. (EST) today at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 2 p.m. (EST) on March 5, 2001 through March 15, 2001. For those investors who would like to listen to the call, the phone number is (800) 932-9726. The replay number is (800) 642-1687 and the ID number is 678243.



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         EFFECT OF RESTATEMENT ON PREVIOUSLY REPORTED EARNINGS PER SHARE

                            ANNUAL EARNINGS PER SHARE

                  Without one-time items (a)(b)      With one-time items (a)(b)
                  Reported   Restated                Reported   Restated
                  --------   --------                --------   --------
FY 1999           $1.13      $1.11                   $0.74      $0.73
FY 1998           $0.89      $0.91                   $0.58      $0.59


                          QUARTERLY EARNINGS PER SHARE*

                  Without one-time items (a)(b)      With one-time items (a)(b)
                  Reported   Restated                Reported   Restated
                  --------   --------                --------   --------
Q4, 2000          $0.48 (c)  Not applicable          $0.44 (c)  Not applicable
Q3, 2000          $0.28      Not applicable          $0.24      Not applicable
Q2, 2000          $0.28      $0.27                   $0.26      $0.25
Q1, 2000          $0.33      $0.32                   $0.12      $0.12
Q4, 1999          $0.39      $0.37                   $0.29      $0.27
Q3, 1999          $0.24      $0.23                   $0.15      $0.15
Q2, 1999          $0.24      $0.23                   $0.06      $0.06
Q1, 1999          $0.27      $0.27                   $0.24      $0.25


a) One-time items include merger-related costs, costs related to the merger, and impairment charges.

b)   Before extraordinary items.

c)   Based on preliminary results as reported.

* Restated quarterly amounts may not equal annual restated amounts due to the effect of rounding.




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